CODE OF ETHICS

I.Statement of Policy

High ethical standards are essential for the success of the Adviser and to maintain the confidence of clients and investors in investment funds managed by the Adviser (“clients”). The Adviser’s long-term business interests are best served by adherence to the principle that the interests of clients come first. All personnel of the Adviser must put the interests of the Adviser’s clients before their own personal interests and must act honestly and fairly in all respects in dealings with clients. All personnel of the Adviser must also comply with all federal securities laws. The Adviser and its personnel may effect transactions for their own accounts in the same securities purchased and sold for the accounts of the Adviser’s clients. To ensure that trading by the Adviser’s personnel is conducted in a manner that does not adversely affect the Adviser’s clients and in a manner consistent with the fiduciary duty owed by the Adviser to its clients, the Adviser has adopted this code of ethics (the “Code of Ethics”). (Rule 204A-1). The Code of Ethics contains provisions designed to prevent improper personal trading, identify conflicts of interest and provide a means to resolve any actual or potential conflicts in favor of the Adviser’s clients.

The Adviser will review its business practices to identify those that pose a conflict of interest between the Adviser and its clients, disclose such conflicts of interest to its clients and develop policies and procedures to deal with such conflicts and to ensure that the Adviser always acts in the best interests of its clients. The Adviser is responsible for conducting a review of its business practices at least annually to ensure the Adviser’s compliance with this policy.

Adherence to the Code of Ethics and the related restrictions on personal investing is considered a basic condition of employment by the Adviser. If you have any doubt as to the propriety of any activity, you should consult with the Compliance Officer, who is charged with the administration of this Code of Ethics.

Tremblant employees are expected to abide by the highest standards of ethical conduct in their relationships with each other, Tremblant investors, clients, competitors and members of the public. If an employee perceives lapses in those standards, the employee is expected to report them to the Compliance Officer. The Compliance Officer will respond appropriately to employee concerns about possible violations of laws, rules and regulations.

The Code of Ethics cannot address every circumstance that may give rise to a conflict, a potential conflict or even an appearance of a conflict of interest. Therefore, every employee is expected to conduct himself or herself with good judgment by bringing concerns to the attention of the Compliance Officer, as well as being alert to any actual or potential conflicts of interest with clients, including appearances thereof. Violations of this Code of Ethics must be reported to the Compliance Officer promptly.

ANY EMPLOYEE WHO VIOLATES THIS CODE OF ETHICS WILL BE SUBJECT TO DISCIPLINARY ACTION, UP TO AND INCLUDING TERMINATION FROM TREMBLANT.

II.Definitions

A.“Automatic Investment Plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan.

B.    “Beneficial Ownership” includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect financial interest other than the receipt of an advisory fee.

C.“Personal Account” means any brokerage account in which a TCG Employee has any Beneficial Ownership, which includes accounts: (i) held personally by a TCG Employee, (ii) for a TCG Employee’s spouse or significant other, (iii) for a TCG Employee’s minor child or grandchild, (iv) for any other family member who a) resides with the TCG Employee , b) whose account is managed by the TCG Employee, or (v) any entity in which a TCG Employee, or any person specified in clauses (i) through (iv) above, has a 25% or greater beneficial interest, exercises direct or indirect influence or control (such as a pension account, trust or estate, a partnership or limited liability company of which the person is a partner, a corporation in which the person has a material beneficial interest and any account in the name of another person that is financed by the member or employee), acts as financial advisor or has trading authority; Personal Accounts do not include investment advisory client accounts of Tremblant such as Separately Managed Accounts (“Client Accounts”).

D.“Reportable Security” there are two types of Reportable Securities as defined below:

1.Type 1 - Reportable Security: Pre-clearance and reporting required, both as further described below;
a.Equities,
b.Equity options or other equity derivatives including warrants,
c.Exchange Traded Funds (ETFs) with single name equity underlier.
2.Type 2 – Reportable Security: Reporting only, no preclearance needed;
a.Broad-based ETFs or Indices (i.e. SPX etc),
b.Corporate and Municipal Bonds,
c.Commodities,
d.Futures or forward contracts,
e.Cryptocurrency,
f.Automated Investment Plan Transactions,
g.Transactions that are non-volitional pursuant to a merger, tender offer, dividend reinvestment, or exercise of rights,
h.Transactions in Personal Accounts in which the TCG Employee has no discretion in the trading activities, as such discretion has been given to a Register Investment Adviser or similar third party.
3.A Reportable Security does not include the following security types and therefore pre-clearance or reporting are not required;
a.Direct obligations of the Government of the United States;
b.Money market instruments including bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;
c.Shares issued by money market funds or unit investment trusts (mutual funds).

E.“Short Sale” means the sale of securities that the seller does not own.

III.Restrictions on Personal Investing Activities

A.General

It is the responsibility of each TCG Employee to ensure that a particular securities transaction being considered for his or her Personal Account is not subject to a restriction contained in this Code of Ethics or otherwise prohibited by any applicable laws. Personal securities transactions for TCG Employees may be effected only in accordance with the provisions of the Code of Ethics.

B.Pre-clearance of Transactions in Personal Account

Tremblant utilizes an online compliance management system called MyComplianceOffice (“MCO”). Employees must log into the MyComplianceOffice (MCO) website (https://www.mycomplianceoffice.com/) to submit a Trade Pre-Clearance Request online.

Tremblant’s Personal Trading Policies permit TCG Employees to maintain Personal Accounts subject to the following conditions.

1.Each Personal Account that holds Reportable Securities, must be disclosed to Compliance, and provide recurring account reporting prior to any trading activity of a Reportable Security (See Section IV “Reporting” below).

2.Transactions in Type 1 - Reportable Securities must be pre-approved by using the Trade Pre-Clearance Request tab found in MCO.

a.Approvals for Personal Account transactions are only valid for the trading day in which received.

b.Single-name options with an expiration date less than 60 days from the trading date will generally not be approved and require written substantiation from the TCG Employee, which may be included on the MCO Trade Pre-Clearance Request screen.

Trade Pre-Clearance Requests are emailed to the Trading Desk, who will review the information in MCO and reference the Reportable Securities requested against securities that are “Actively” being transacted for or held in a Client Account. Such information shall be noted on the MCO Trade Pre-Clearance Request Form by the Trading Desk. “Actively” trading is defined as those trades that the Trading Desk has a broker currently executing in the market.

Once the Trade Pre-Clearance Request Form has been reviewed and approved by the Trading Desk, they will send an approval email to the Compliance team indicating that there is a Trade Request that needs to be reviewed and approved or denied. The CEO (or his designee) will also be notified of the approved requests. Any member of Trading or Compliance teams (collectively, the “Approval Persons”) may not approve their own Pre-Trade Authorization Forms yet two Approval Person must still approve such a request.

There are several cases that will be subject to increased scrutiny by the Approval Persons and, therefore, these Personal Account transactions are more likely to be delayed or denied as listed below.

•In the event of a request for a Personal Account transaction in Reportable Securities that are also held in a Client Account and are actively trading or trading is expected that day given the current market price (“Expected”), generally, approval will only be granted after Active trading ceases or trading is no longer considered Expected based on market price. The general rule above would then apply.
•In the event of a request for a Personal Account transaction in Reportable Securities that are contrary to the economic interests of a Client Account, generally, approval will not be granted.
•In the event of a request for a Personal Account liquidation of Reportable Securities held for less than 60 days, generally, approval will not be granted. For clarification, the 60 day holding period is assessed on an underlier level.

The approval or denial of a Trade Pre-Clearance Request may be subject to such conditions and limitations as Approval Persons consider applicable in their sole discretion. Exceptions to the restrictions described above may be granted by the CEO or COO (or their respective designees) in the case of extenuating or unusual circumstances. Written explanations for any such exceptions will be maintained by Compliance.
3.Transactions in Type 2 – These Reportable Securities are not subject to the above pre-clearance requirements.

C.Prohibitions on Trading in Securities on the Restricted Securities List

A TCG Employee may not execute any personal securities transaction of any kind (including Short Sales) in any securities that are on the Adviser’s Restricted Securities List.

D.Initial Public Offerings

A TCG Employee may not acquire any direct or indirect beneficial ownership in any securities in any initial public offering.

E.Private Placements and Investment Opportunities of Limited Availability

A TCG Employee may only transact in any private placement of securities (such as interests in private companies or investments in private investment funds, including hedge and private equity funds) or investment opportunity of limited availability, if the Compliance Officer or their designees, has given express prior written approval utilizing the form set forth in Appendix B, which is found on the MCO website. After completion by the respective TCG Employee, the online form will be automatically submitted to the Compliance Officer for approval. Employees who acquired private securities prior to joining Tremblant are required to disclose that investment in their initial compliance package. If, in the future, Tremblant were to consider a transaction involving or affecting the private issuer, directly or indirectly, the affected employee, if a TCG Employee, would either be recused from the investment decision or, the fiduciary decision may be subject to an independent review by investment personnel with no personal interest in the transaction The Compliance Officer, in determining whether approval should be given, will take into account, among other factors, whether the investment opportunity should be reserved for clients and whether the opportunity is being offered to the TCG Employee by virtue of his or her position with the Adviser.

IV.Reporting

A.Account Statements to Adviser

Each Personal Account that holds either Type 1 and Type 2 Reportable Securities must be disclosed to Compliance and TCG Employees shall provide access to brokerage statements on a recurring basis, at least quarterly within 30 days of each calendar quarter. The Compliance Officer shall be the primary reviewer of such statements and an alternative Approval Person shall review the Compliance Officer’s statements.

B.New Personal Accounts

Each TCG Employee must notify the Compliance Officer promptly if the TCG Employee opens any new Personal Account in which any Reportable Securities may be held with a broker or custodian or moves an existing Personal Account to a different broker or custodian.

C.Disclosure of Securities Holdings

All new TCG Employees will, within 10 days after commencement of employment with the Adviser, execute the Acknowledgment and Initial and Annual Brokerage Certification attached in Appendix A which is found on the MCO website, and return it to the Compliance Officer along with:

a.a list of (or the statements from) all Personal Accounts in which the TCG Employee has any Beneficial Ownership and securities contained therein, including title and exchange ticker symbol or CUSIP number, type of security, number of shares and principal amount (if applicable) of each security in which the TCG Employee has any beneficial ownership.

b.The report must be dated the day the TCG Employee submits it and must contain information that is current as of a date no more than 45 days prior to the date the person becomes a TCG Employee of the Adviser. As part of annual attestations, TCG Employees will also be asked annually to confirm their account list is current and provide copies of statements if needed.

D.Certifications

Upon commencing as an employee with Tremblant and on an annual basis thereafter, all TCG Employees are required to execute the Acknowledgment and Initial and Annual Brokerage Certification attached in Appendix A, which is found on the MCO website.

E.Service on Boards of Directors; Other Business Activities

A TCG Employee shall only serve as a director (or similar position) on the board or a member of a creditors committee of any company, if TCG Employee has received written approval from the Compliance Officer and the Adviser has adopted policies to address such service. The Compliance Officer shall maintain all Outside Business Activities Request forms. Authorization will be based upon a determination that the board service would not be inconsistent with the interest of any Client Account. At the time a TCG Employee submits the initial holdings report in accordance with this Code of Ethics, the TCG Employee will submit to the Compliance Officer a description of any business activities in which the TCG Employee has a significant role. A form of report on Outside Business Activities is attached in Appendix B, which is found on the MCO website. Any outside business activities of a TCG Employee must be approved by the Compliance Officer, and TCG Employees shall not serve as a director on the board of a company which is a portfolio holding in Client Accounts.

F.Short Term Trading

The Adviser believes that short term personal trading by its TCG Employees may raise compliance and conflicts issues. Accordingly, TCG Employees will generally not be approved to initiate a personal securities transaction and liquidate such transaction (with respect to the securities initiated on an underlier level) within 60 days.

G.Management of Non-Adviser Accounts

TCG Employees are prohibited from managing accounts for third parties outside of their responsibilities as employee of the Adviser.

V.Recordkeeping

The Compliance Officer will keep in an easily accessible place for at least five (5) years copies of this Code of Ethics, all brokerage statements and reports of TCG Employees, pre-clearance approvals, records of violations and actions taken as a result of violations, acknowledgments and other memoranda relating to the administration of this Code of Ethics. All brokerage statements and pre-clearance forms of TCG Employees may be kept in physical form or electronically.

Pursuant to Rule 204A-1, the Adviser will maintain a list of all current access persons (which includes all TCG Employees) of the Adviser and for the last five (5) years or since the Adviser became registered.

VI.Oversight of Code of Ethics

A.Acknowledgment

The Compliance Officer will distribute a copy of the Code of Ethics to all TCG Employees when they become employed and upon any material amendment thereafter. All TCG Employees are required annually to affirm their compliance with this Code of Ethics by signing the annual certification attached in Appendix A, which is found on the MCO website.

B.Review of Transactions

Each TCG Employee's transactions in his/her Personal Account will be reviewed on a regular basis and compared with transactions for the clients and against the list of Restricted Securities. Any TCG Employee transactions that are believed to be a violation of this Code of Ethics will be reported promptly to the management of the Adviser.

C.Sanctions

Adviser’s management, at their discretion, will consider reports made to them and upon determining that a violation of this Code of Ethics has occurred, may impose such sanctions or remedial action as they deem appropriate or to the extent required by law. These sanctions may include, among other things, disgorgement of profits, suspension or termination of employment and/or criminal or civil penalties.

D.ADV Disclosure

The Compliance Officer will ensure that the Brochure describes the Code of Ethics on Schedule F of Part 2 and

(2) offers to provide (or provides) a copy of the Code of Ethics to any client or prospective client upon request.

VII.Confidentiality

All reports of personal securities transactions and any other information filed pursuant to this Code of Ethics will be treated as confidential. This includes when used by Tremblant for various internal monitoring and reporting and to the extent permitted by law.

VIII.Procedures to Identify Potential Conflicts of Interest

In conducting the annual review, the Compliance Officer will consider, among other things, those business practices, conflicts of interest and other issues listed on the Risk Assessment Matrix that is maintained by the Compliance Officer. Conflict topics of review generally include, but are not limited to, trade allocation, personal trading, best execution and gifts and entertainment.

In addressing potential conflicts of interest, the Adviser will consider, and will disclose to clients certain conflicts of interest as set forth in (i) each of the Client Accounts' respective offering documents, (ii) the Adviser's Brochure, which is provided to each client on at least an annual basis and (iii) the Adviser's due diligence questionnaire, which is provided to each client as amended.

The Adviser requires Supervised Persons to disclose certain family and close, personal relationships that may give rise to conflicts of interest and will seek to identify and address any potential conflicts of interest arising from these relationships. Additionally, the Adviser requires Supervised Persons to disclose on the Report on Outside Business Activities any business activities outside of the Adviser in which they have a significant role and to obtain written approval from the Compliance Officer before taking on a new role.